PROXY RESULTS
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Seligman New Jersey Municipal Fund, Inc. Shareholders voted on the following proposals at the Special Meeting of Shareholders held on September 30, 1996, in New York, NY. Each Director was elected, and all other proposals were approved. The description of each proposal and number of shares voted are as follows:

ELECTION OF DIRECTORS:
                          FOR      WITHHELD
                          ---      ---------

Fred E. Brown          4,851,421      62,874
John R. Galvin         4,852,417      61,878
Alice S. Ilchman       4,847,823      66,472
Frank A. McPherson     4,850,998      63,297
John E. Merow          4,850,002      64,293
Betsy S. Michel        4,857,021      57,274
William C. Morris      4,856,924      57,371
James C. Pitney        4,857,021      57,274
James Q. Riordan       4,858,489      55,806
Ronald T. Schroeder    4,858,489      55,806
Robert L. Shafer       4,849,530      64,765
James N. Whitson       4,856,782      57,513
Brian T. Zino          4,858,489      55,806

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS:

FOR                  AGAINST                   ABSTAIN               NON-VOTE
---                  -------                   -------               ---------
4,692,056            31,148                    191,091                   n/a

APPROVAL TO PERMIT ANY PORTION OF INVESTMENTS IN SECURITIES SUBJECT TO THE FEDERAL ALTERNATIVE MINIMUM TAX:
FOR                  AGAINST                   ABSTAIN               NON-VOTE
---                  -------                  ---------              -------
4,068,257            268,628                   394,885                182,525











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